MDU Resources Group Announces Increased Capital Investment Plan for 2025-2029
BISMARCK, ND – Nov. 21, 2024 – MDU Resources Group, Inc. (NYSE: MDU) announced today that it plans to make capital investments totaling $3.1 billion from 2025 through 2029, a 15% increase from 2024-2028.
“Our planned $3.1 billion capital investment from 2025 through 2029 reflects our commitment to providing safe and reliable service to our electric, natural gas and pipeline customers,” said Nicole Kivisto, MDU Resources president and CEO. “By increasing our investments in electric and natural gas, we aim to support our growing customer base and modernize our infrastructure. At the same time, we will continue to optimize our pipeline operations and complete key projects driven by increasing customer demand. These strategic investments ensure we provide safe, reliable service while adapting to evolving market conditions.”

Capital Expenditures
	Forecast				Actual + 2024 Forecast	Forecast
	2024	2025	2026	2027	2020-2024	2025-2029
(in millions)
Electric	$114	$154	$494	$205	$589	$1,178
Natural Gas Distribution	303	310	258	293	1,170	1,410
Pipeline	128	69	59	95	607	473
Total*	$545	$533	$811	$593	$2,366	$3,061
*Excludes “Other” category

MDU Resources plans to increase investments in its electric and natural gas distribution segments by 47% over the next five years compared to 2020-2024. These investments will focus on constructing electric transmission lines, substations, and natural gas delivery infrastructure to support a customer base expected to grow 1%-2% annually. Additionally, the Company will replace and modernize existing electric and natural gas utility infrastructure to ensure continued safe and reliable service.
The combined rate base for the electric and natural gas distribution segments is expected to grow 7%-8% on a compounded annual basis over the next five years, increasing from the previously projected 7% growth rate.
MDU Resources’ planned capital investments over the next five years at the pipeline business will continue to support customer growth and the completion of a number of in-progress projects.
MDU Resources continually reviews its capital program and communicates modifications as needed. With the increase in the Company’s capital program, the need for equity issuance to support growth is now anticipated in 2026, earlier than the previously projected 2027. The company remains committed to a long-term EPS growth target of 6%-8% with the enhanced capital investment plan. Actual expenditures may differ from estimates because of changes in load growth, regulatory decisions or other factors.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that MDU Resources anticipates will or may occur in the future, including but not limited to capital investments, equity capital market raises and EPS growth targets, are forward-looking statements. These forward-looking statements are based on many assumptions and factors, which are detailed in MDU Resources’ filings with the U.S. Securities and Exchange Commission (the “SEC”). These forward-looking statements are based largely on MDU Resources’ expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond its control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in MDU Resources’ most recent Annual Report on Form 10-K and subsequent filings with the SEC. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether due to new information, future events, or otherwise.

About MDU Resources Group, Inc.
MDU Resources Group, Inc., a member of the S&P SmallCap 600 index, provides essential products and services through its regulated electric and natural gas distribution and pipeline segments. Founded in 1924 as a small electric utility, MDU Resources has grown to serve approximately 1.19 million customers across eight states and is celebrating its 100th anniversary. Learn more at www.mdu.com/100th-anniversary. The Company operates in the Pacific Northwest and Midwest, constructing and operating infrastructure that delivers natural gas and electricity that energizes homes and businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Investor Contact: Brent Miller, assistant treasurer, 701-530-1730
Media Contact: Byron Pfordte, manager of integrated communications, 208-377-6050
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